EXHIBITS 5.1 AND 23.2

Porter Wright

Morris & Arthur LLP

41 South High Street

Suites 2800-3200

Columbus, Ohio 43215-6194

Direct: 614-227-2059

Fax: 614-227-2100

Toll free: 800-533-2794

www.porterwright.com

CINCINNATI

CLEVELAND

COLUMBUS

DAYTON

NAPLES

WASHINGTON, DC

March 16, 2023

Recruiter.com Group, Inc.

500 Seventh Avenue

New York, New York 10018

Ladies and Gentlemen:

We have acted as counsel for Recruiter.com Group, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement post-effectively amending Form S-1 onto Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “SEC”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) securities for resale from time to time by the selling stockholders of the Company, as detailed in the Registration Statement (the “Selling Stockholders”) of up to 9,272,796 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) consisting of shares of Common Stock (the “Common Shares”), and  shares of Common Stock (the “Warrant Shares”), which are issuable upon exercise of warrants previously issued to the Selling Stockholders by the Company (the “Warrants”).

As counsel for the Company, in rendering the opinions below, we have reviewed and relied upon the Company’s Articles of Incorporation (the “Articles”), the exhibits filed with the Registration Statement or incorporated therein by reference, and certain resolutions (“Resolutions”) adopted by the Board of Directors of the Company (the “Board”) in connection with the Registration Statement and the registration of the Securities, and such other documents and authorities as we deem relevant for the purpose of this opinion.  We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies for examination.

Based upon the foregoing and in reliance thereon, we are of the opinion that, as of the date hereof:

1.	With respect to the Common Shares covered by the Registration Statement, such Common Shares are duly authorized, and each Common Share is validly issued, fully paid and nonassessable.

2.

With respect to the Warrant Shares covered by the Registration Statement, such Warrant Shares shall be duly authorized, validly issued, fully paid and nonassessable when: (i) issued upon exercise of the Warrants against payment therefore in the manner contemplated by the Warrants; and (ii) certificates representing such issue of Warrant Shares shall have been duly executed, countersigned and issued in accordance with such Warrants.

March 16, 2023

The opinions in numbered paragraph 2 above are qualified to the extent that the enforcement of the Warrants and the related Warrant Shares may be limited: (i) by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the enforcement of the rights and remedies of creditors (including, without limitation, the effect of statutory or other laws regarding preferential transferees); (ii) by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) under certain circumstances under law or court decisions in respect of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) in respect of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of each Warrant Share: (i) the Articles, as currently in effect, will not have been modified or amended, and will be in full force and effect; and (ii) with respect to the Warrant Shares, there will be sufficient shares of Common Stock authorized under the Articles, as in effect at the relevant time, and not otherwise reserved for issuance.

With respect to any instrument or agreement executed or to be executed by any party, we have assumed, to the extent relevant to the opinions set forth herein, that: (i) such party (if not a natural person) has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of formation or organization; (ii) such party is or will be duly qualified to engage in the activities contemplated by each instrument or agreement to which it is or will become a party; (iii) such party has or will have full right, power and authority to execute, deliver and perform its obligations under each instrument or agreement to which it is or will become a party and each such instrument or agreement has been or will be duly authorized (if applicable), executed and delivered by, and is or will be a valid, binding and enforceable agreement or obligation, as the case may be, of such party and (iv) such party will be in compliance, at all applicable times and in all respects material to each instrument or agreement to which it is or will become a party, with all applicable laws and regulations.

The opinions expressed herein are limited solely to: (i) the federal laws of the United States of America; and (ii) the Nevada General Corporation Law (including the statutory provisions and all applicable provisions of the Nevada Constitution and the reported judicial cases interpreting those laws), in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein. Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of SEC Regulation S-K. We hereby consent to your filing of this opinion as Exhibit 5.1 and Exhibit 23.2 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Porter Wright Morris & Arthur LLP

PORTER WRIGHT MORRIS & ARTHUR LLP